Exhibit 21

List of Subsidiaries

October 31, 2011

Name	State of Incorporation	Identity of Business Unit
Subsidiaries of Piedmont Natural Gas Company, Inc.:

Piedmont Energy Partners, Inc.	North Carolina	Holding Company

Piedmont Hardy Storage Company, LLC	North Carolina	Member of Hardy Storage Company, LLC

Piedmont ENCNG Company, LLC	North Carolina	Member of Piedmont Hardy Storage Company, LLC

Subsidiaries of Piedmont Energy Partners, Inc.:

Piedmont Propane Company	North Carolina	Dormant

Piedmont Interstate Pipeline Company	North Carolina	Member of Pine Needle LNG Company, L.L.C.

Piedmont Intrastate Pipeline Company	North Carolina	Member of Cardinal Pipeline Company, L.L.C.

Piedmont Energy Company	North Carolina	Member of SouthStar Energy Services, LLC